EXHIBIT 10.29
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (this “Agreement”) is made and effective as of March 30, 2007, between EQUITY MEDIA HOLDINGS CORPORATION, a Delaware corporation (the “Parent” or the “Company”) and HOOPER HOLDINGS, INC., an Arkansas corporation (the “Consultant”).
RECITALS
     This Agreement is entered into in connection with that certain Agreement and Plan of Merger dated April 7, 2006, as amended on May 5, 2006 and September 14, 2006 (the “Merger Agreement”) among the Parent, Equity Broadcasting Corporation (“EBC”), and certain majority shareholders of EBC, pursuant to which EBC will merge with and into Parent with Parent being the surviving corporation (the “Merger”).
Terms of Agreement
     In consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.
     1. Consulting Engagement. The Company agrees to engage the Consultant to render consulting and advisory services in connection with the Company’s business, and the Consultant accepts engagement by the Company as a consultant, upon the terms and conditions set forth herein.
     2. Consulting Period. The period during which the Consultant shall serve as a consultant with the Company shall commence on the date hereof and, unless earlier terminated pursuant to this Agreement, shall expire on the first anniversary of the date hereof (the “Consulting Period”).
     3. Duties and Responsibilities. The Consultant shall perform such consulting and advisory services pertaining to the Company’s business as the Board of Directors and Chief Executive Officer of the Company shall from time to time request, which shall include, without limitation, assisting with the integration of the Company’s and EBC’s business pursuant to the Merger, and assisting in the growth of the Company. The Consultant further agrees to perform his duties honestly, diligently, competently, in good faith and in the best interests of the Company and shall give his best efforts in performing these duties for the Company. The Consultant further agrees that during the Consulting Period the Consultant shall devote proper time to the rendering of services on behalf of the Company and shall follow all policies and procedures of the Company applicable to the Consultant. The Company understands and acknowledges that the Consultant will not be providing full time services to the Company but only as requested and on a part time basis as requested by the Company in accordance with the scope of duties as provided in this Section 3. The services hereunder to be provided by the Consultant shall be performed by Max Hooper.

     4. Compensation. In consideration for the Consultant’s services hereunder and the restrictive covenants contained herein and subject to the terms and conditions herein, during the Consulting Period, the Company shall pay to the Consultant a consulting fee of Two Hundred Fifty Thousand Dollars and 00/100 (US $250,000.00) payable in accordance with the Company’s customary payroll practices.
     5. Status of Consultant; Grant of Stock Options
          (a) This Agreement calls for the performance of services of the Consultant as an independent contractor and the Consultant will not be considered an employee, agent or partner of the Company for any purpose. The Consultant shall have no authority to act on behalf of or to bind the Company in any manner whatsoever. The Consultant shall be solely responsible for any and all federal, state or local filings and payments in connection with payments made or services rendered under to this Agreement.
          (b) The Consultant shall receive the appropriate number of stock options of the Company with an exercise price and vesting schedule equal in value to the Consultant’s stock options at EBC as in existence on the Effective Date (as defined in the Merger Agreement) as provided in Section 2.04 of the Merger Agreement, which shall be a part of and granted pursuant to the terms of the Company’s 2007 Stock Incentive Plan adopted in connection with the Merger Agreement.
     6. Termination of Engagement.
          (a) The Consultant’s engagement hereunder shall automatically terminate upon death or breach by the Consultant of Sections 7 and 8 and the Consultant shall not be entitled to any further compensation or payment from the Company beyond those payments already made to the Consultant at the time of death or aforementioned breach.
          (b) Upon breach by the Consultant of any other provision of this Agreement or upon breach by the Company of any provision of this Agreement, the non-breaching party shall provide written notice of the breach to the other party and provide such party thirty (30) days to cure such breach. If the breach is not cured within such thirty (30) day cure period, then the non-breaching party shall have the right to deem this Agreement in breach, and terminate the engagement hereunder.
     7. Confidential Information and Trade Secrets. As consideration for and to induce the engagement of the Consultant by the Company, the Consultant hereby covenants and agrees to the provisions set forth below.
          (a) Except in the performance of his consulting duties under this Agreement or as the Chief Executive Officer or the Board of Directors of the Company may expressly authorize or direct in writing, the Consultant agrees that he will not at any time during the Consulting Period or at any time thereafter for any reason, either directly or indirectly, (i) copy, reproduce, divulge, disclose or communicate to any person or entity, in any manner whatsoever, any Confidential Information (as defined below), (ii) remove from the custody and control of the Company any physical or electronic manifestation of the Confidential Information or (iii) utilize, or permit others the utilize, the Confidential Information for personal use. All Confidential

Information, including all physical or electronic manifestations thereof, shall be the exclusive property of the Company, whether prepared, compiled or obtained by the Consultant or by the Company, prior to the Consulting Period.
          (b) Upon termination of this Agreement by either party, or upon the request of the Company during the Consulting Period, the Consultant will immediately return to the Company all of the proprietary items of the Company (whether they include Confidential Information or not) in the Consultant’s possession or subject to the Consultant’s control, and the Consultant shall not retain any copies, abstracts, sketches, or other physical or electronic embodiment of any proprietary items of the Company.
          (c) “Confidential Information” shall mean all information and trade secrets relating to or used in the business and operations of the Company (including, but not limited to, marketing methods and procedures, customer lists, sources of supplies and materials, business systems and procedures, information regarding its financial matters, or any other information concerning the personnel, operations, trade secrets, know how, or business or planned business of the Company), whether prepared, compiled, developed or obtained by the Consultant or by the Company prior to or during the term of this Agreement and the engagement of the Consultant hereunder, that is marked “confidential” or “proprietary” (or something similar), is treated by the Company as confidential or proprietary or is reasonably considered to be confidential or proprietary. The provisions of this Section shall not apply to: (i) information that is public knowledge other than as a result of a breach of an obligation of confidence; (ii) information lawfully received by the Consultant from a third party who, based upon inquiry by the Consultant, is not bound by a confidential relationship to the Company or otherwise; (iii) information independently developed by the Consultant prior to the date hereof as evidenced by written documentation in existence prior to the date hereof; or (iv) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the Consultant, provided the Consultant shall deliver written notice to the Company of such required disclosure and afford the Company the opportunity to legally curtail such disclosure within the time period required for disclosure. For the purposes of this Section, as the context permits, all references to Company shall be deemed to include its affiliates.
     8. Non-Competition and Non-Solicitation. As consideration for and to induce the engagement of the Consultant by the Company, the Consultant hereby covenants and agrees that he will not:
          (a) during the term of this Agreement and for a period of one (1) year from the date the Consulting Period is terminated, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage in any business activity which is in competition with the business conducted by the Company or any of its subsidiaries or affiliates, including without limitation those related to the business of the Company, provided, however, that the beneficial ownership of less than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section;

          (b) during the term of this Agreement and for a period of one (1) year from the date the Consulting Period is terminated: (i) induce any person or entity which is a customer of the Company or any of its subsidiaries or affiliates to patronize any business directly or indirectly in competition with the business conducted by the Company or any of its subsidiaries, affiliates, and/or distributors; (ii) canvass, solicit or accept from any person or entity which is a customer of the Company or any of its subsidiaries or affiliates any such competitive business; or (iii) request or advise any person or entity which has a business relationship with the Company or any of its subsidiaries or affiliates to withdraw, curtail or cancel any business with such entity; or
          (c) during the term of this Agreement and for a period of one (1) year from the date the Consulting Period is terminated, employ or knowingly permit any company or business directly or indirectly controlled by it to employ, any person who was employed by the Company or any of its subsidiaries, affiliates at or within the prior six (6) months, or in any manner seek to induce any such person to leave his or her employment.
     9. Remedies Upon Breach. The Consultant acknowledges that his services hereunder are of a special and unique character and places him in a position of trust and confidence with confidential and proprietary documents and information and employees, customers and suppliers of the Company and that such information and documents are of a special and unique character that give them a peculiar value, and, as a result, any breach of the Consultant’s obligations under Sections 7 or 8 of this Agreement will cause the Company irreparable injury that cannot be adequately compensated by the payment of damages in an action at law. Accordingly, the parties agree that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to redress any breach, or to prevent any threatened breach of Sections 7 or 8, and the Company shall not be required to post a bond and the Consultant shall pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Company in enforcing its rights hereunder, provided a court of competent jurisdiction grants the Company such equitable relief. Nothing contained in the Agreement shall, however, be construed as a waiver by the Company of any right, including, without limitation, the Company’s right to damages.
     10. Assignment of Intellectual Property Rights. The Consultant hereby acknowledges and agrees that any and all Intellectual Property (as defined below) is automatically, immediately and irrevocably assigned to and is the sole property of the Company, including all right, title and interest and goodwill relating thereto of whatever kind or nature, without any further remuneration or compensation to the Consultant. All right, title and interest in and to the foregoing shall be vested in the Company immediately upon development, conception or reduction to practice. The Consultant further agrees that, when requested, the Consultant will, without charge to the Company, but at the Company’s expense, sign all papers and do all other acts which may be necessary, desirable or convenient in connection with the foregoing and for the securing and maintaining of patents, copyrights and legal protection for the foregoing and for the vesting of title in and to the foregoing to the Company. The Company is irrevocably designated by the Consultant as the Consultant’s attorney-in-fact to do all such things and execute all such documents as may be reasonably necessary to effectuate the foregoing. “Intellectual Property” means any and all methods, procedures, processes, formulae, techniques, innovations, works, discoveries, concepts, products, properties, compositions, improvements, systems, software, inventions, designs, formulations, drawings, notes, analyses, records, plans, specifications, data, patents, copyrights, trademarks, proprietary information, writings, sketches, specifications, technology, knowledge, ideas, ideas developed, ideas conceived and ideas reduced to practice and other data, things and information of any nature whatsoever in whole or in part prepared, written, contributed, conceived, developed, reduced to practice, produced or discovered by the Consultant or resulting from or suggested by (directly or indirectly, in whole or in part) any of the foregoing during the Consulting Period and arising from the Consultant’s work for the Company.
     11. Indemnification. The Consultant agrees to indemnify and hold harmless the Company, including without limitation, the Company’s subsidiaries, agents, members of its Board of Directors, officers and employees from any and all liability, losses, claims, damages, costs, causes of action, judgments or settlements arising therefrom, including reasonable attorneys’ fees caused or asserted to be caused, directly or indirectly, by or as a result of any breach of the terms of this Agreement by the Consultant.
     12. Miscellaneous.
          (a) Notices. Except as otherwise specified in this Agreement, all notices, requests, consents, approvals and other communications required or permitted under this Agreement will be in writing and will be deemed given (a) when delivered personally against a signed receipt, or (b) one (1) business day after being sent by facsimile to the number specified below (with telecopier confirmation slip retained by the sender and followed by a copy sent by first class mail not later than the next business day), or (c) one (1) business day after being sent by express mail or by reputable overnight courier service, delivery charges prepaid; in each case, to the person, facsimile number and/or addresses specified below:
In the case of the Company:

Equity Media Holdings Corporation
595 South Federal Highway, Suite 500
Boca Raton, Florida 33432
Attn: Chairman
Facsimile: 561-955-7333

In the case of the Consultant:

Hooper Holdings, Inc.
#4 Woodsong Drive
Roland, Arkansas 72135
Attn: Max W. Hooper
Either party may from time to time change its contact person, address or facsimile number for notification purposes upon at least five (5) business days’ notice to the other party of the new contact person, address or facsimile number.

          (b) Arm’s Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their respective counsel.
          (c) Expenses. Except as otherwise provided herein, each party shall each bear their own respective costs and expenses, including all legal and accounting fees, with respect to this transaction.
          (d) Assignment. This Agreement, and the rights, interest and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by the Consultant and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge or hypothecate or make any other disposition of this Agreement or of such rights, interest and benefits contrary to the foregoing provision or the levy of any attachment or similar process thereon shall be null and void and without effect. Hooper Holdings, Inc. has named Max Hooper to perform the duties of Consultant under this Agreement.
          (e) Benefit. The rights and obligations of this Agreement shall be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the parties hereunder. Nothing expressed or implied herein shall be construed to give any person other than the parties to this Agreement and their permitted successors and assignees any legal or equitable rights hereunder.
          (f) Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.
          (g) Applicable Law. This Agreement shall be governed by, and shall be construed, interpreted and enforced in accordance with, the laws of the Delaware, without regard to the application of the principles of conflicts of law.
          (h) Jurisdiction and Venue. Any suit, action or proceeding with respect to this Agreement shall be brought in the courts of Palm Beach County, Florida. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. Venue for any such action, in addition to any other venue permitted by statute, will be Palm Beach County, Florida. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to delaying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Palm Beach County, Florida, and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in Palm Beach County, Florida has been brought in an inconvenient forum.
          (i) Attorneys’ Fees. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys’ fees at all trial and appellate levels, expenses and costs.
          (j) Entire Agreement. This Agreement (including any Exhibits) contains the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior written or oral commitments, arrangements or understanding with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth in this Agreement (including the Exhibits).
          (k) Severability Survival. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted. The provisions of Sections 7, 8, 11, and 12 will survive the expiration or termination for any reason of the Consultant’s relationship with the Company and will survive the expiration or termination of this Agreement.
          (l) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          (m) Counterparts. This Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date written above.

EQUITY MEDIA HOLDINGS CORPORATION
By:	/s/ Richard C. Rochon
	Name:	Richard C. Rochon
	Title:	Vice Chairman

CONSULTANT: HOOPER HOLDINGS, INC.
By:	/s/ Max W. Hooper
Max W. Hooper, President